UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

                             (Amendment No. ___)*

                             Firstfed Bancorp Inc.
                               (Name of Issuer)

                                 Common Stock
                       (Title of Class of Securities)

                                  33761Q102
                               (CUSIP Number)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






  CUSIP No. 33761Q102
-------------------------------------------------------------------------------
      1)   Name of Reporting Person
           I.R.S.  Identification  No.  of  Above Person (entities only)

               First National Bank of Commerce
-------------------------------------------------------------------------------
      2)   Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
           (b).......................................................    X

-------------------------------------------------------------------------------
      3)   SEC Use Only


-------------------------------------------------------------------------------

      4)   Citizenship or Place of Organization

              New Orleans, Louisiana , USA
-------------------------------------------------------------------------------
     Number of     (5)  Sole Voting Power..........     105,754
    Shares Bene-
     ficially      ---------------------------------------------
     Owned by      (6)  Shared Voting Power
       Each
     Reporting     ---------------------------------------------
      Person       (7)  Sole Dispositive Power.....     105,754
       With
                   ---------------------------------------------
                   (8)  Shared Dispositive Power

-------------------------------------------------------------------------------

      9)   Aggregate Amount Beneficially Owned by Each
           Reporting Person........................     105,754

-------------------------------------------------------------------------------

     10)   Check if the Aggregate Amount in Row (9)
           Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------

     11)   Percent of Class Represented by Amount
           in Row (9)..............................       9.18%

-------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)...................... EP

-------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

                      Firstfed Bancorp Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

                      1630 Fourth Avenue North
                      Bessemer, AL    35020

Item 2(a) Name of Person Filing:

                      First National Bank of Commerce
                      Employee Benefit Trust

Item 2(b) Address of Principal Business Office:

                      210 Baronne St., 2nd Floor,
                      New Orleans, Louisiana  70112

Item 2(c) Citizenship:

                      USA

Item 2(d) Title of Class of Securities:

                      Common Stock

Item 2(e). CUSIP Number:

                      33761Q102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
            (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act
            (d)  [ ]  Investment Company registered under section 8 of the
                      Investment Company Act
            (e)  [ ]  Investment Adviser registered under section
                      203 of the Investment Advisers Act of 1940
            (f)  [x]  Employee Benefit Plan, Pension Fund which is
                      subject to the provisions of the Employee
                      Retirement Income Security Act of 1974 or
                      Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
            (g)  [ ]  Parent Holding Company, in accordance with Section
                      240.13d-1(b)(ii)(G) (Note:  See Item 7)
            (h)  [ ]  Group, in accordance with Section 240.13d.13d-
                      1(b)(1)(ii)(H)


Item 4.   Ownership:

            (a)  Amount Beneficially Owned..................105,754

            (b)  Percent of Class ............................9.18%

            (c)  Number of shares as to which such person has:

                (i)  sole power to vote or to
                     direct the vote.......................105,754

                (ii) shared power to vote or to
                     direct the vote.............................0

                (iii) sole power to dispose or to
                      direct the disposition of ............105,754

                (iv) shared power to dispose or to
                     direct the disposition of ..................0

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of
        securities, check the following  [      ] .

                  Not Applicable


Item 6. Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable.

Item 8. Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.   Notice of Dissolution of Group:

                  Not applicable.

Item 10.  Certification:

                  Not applicable.


                               SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct .



                                              February 17, 1998
                                   -----------------------------------------
                                                 Date

                                         /s/  Christine C. Montz
                                   -----------------------------------------
                                               Signature

                                   Christine C. Montz, Senior Vice President
                                   -----------------------------------------
                                               Name/Title